Exhibit 4.104

SHARE PURCHASE AGREEMENT

DATED

1 MARCH 2006

BETWEEN

MULTIFACED FINSTOCK PRIVATE LIMITED

AND

ND CALLUS INFO SERVICES PRIVATE LIMITED

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated this 1 day of March, 2006 between:

Multifaced Finstock Private Limited, a company incorporated under the Companies Act, 1956, and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400001 (hereinafter referred to as “MFP”) of the FIRST PART;

AND

ND Callus Info Services Private Limited, a company incorporated under the Companies Act 1956 and having its registered office at 15, Aurangzeb Road, New Delhi-110011 (hereinafter referred to as the “NDC”) of the SECOND PART.

(MFP and NDC are hereinafter collectively referred to as the “Parties”, and severally as the “Party”)

WHEREAS:

A.	The Company (as defined below) is engaged in the business of investing in securities of telecommunications companies in India.

B.	MFP desires to sell all the equity shares it holds in the paid up equity share capital of the Company, being 2,063,250 shares representing 51% of the issued, subscribed and fully paid up equity share capital of the Company (the “Sale Shares”) and NDC wishes to purchase the Sale Shares from MFP.

NOW THEREFORE, IT IS HEREBY AGREED between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“Act” means the Indian Companies Act, 1956, as amended from time to time or any statutory modification or re-enactment thereof;

“Company” means Telecom Investments India Private Limited, a company incorporated under the Companies Act 1956 and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400001;

“Completion” means the completion of the matters provided for in Clause 4;

“Completion Date” means the date hereof, or such other date as agreed by the parties;

“Encumbrances” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Loss” means any damage, loss, cost, claim, liability or expense (including reasonable legal costs and expenses) but excludes any consequential or indirect losses, economic losses or loss of profits;

“Purchase Price” shall have the meaning set forth in Clause 2(a);

“Rupees” or “Rs.” means the lawful currency of India;

“Sale Shares” shall have the meaning set forth in Recital B above; and

“Share” or “Shares” means one or more equity shares of nominal value of Rs. 10 in the Company, which shall include the Sale Shares;

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting a person shall include an individual, corporation, company, partnership, trust or other entity;

(c)	heading and bold typeface are only for convenience and shall be ignored for the purposes of interpretation;

(d)	references to the word “include” or “including” shall be construed without limitation;

(e)	references to this Agreement or to any other agreement, deed or other instrument shall be construed as a reference to such agreement, deed or other instrument as the same may from time to time be amended, varied or supplemented;

(f)	a reference to any party to this Agreement or any other agreement or deed or other instrument shall include its successors or permitted assigns; and

(g)	a reference to an article, clause, paragraph or schedule is, unless indicated to the contrary, a reference to an article, clause, paragraph or schedule of this Agreement.

2.	SALE AND PURCHASE OF THE SALE SHARES

(a)	Subject to the terms and conditions set forth in this Agreement, MFP hereby agrees to sell, and NDC hereby agrees to purchase the Sale Shares, free and clear of any Encumbrances and together with all accrued benefits and rights, title and interests attaching thereto and all dividends declared in respect of such Sale Shares on and from the Completion Date, at the price set out in the Schedule to this Agreement (“Purchase Price”). NDC shall pay the Purchase Price to MFP as consideration for the purchase of the Sale Shares on the Completion Date.

(b)	The payment of the Purchase Price shall be effected by NDC by banker’s draft or by such other means as may be agreed by the Parties.

3.	CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent

The obligation of NDC to purchase the Sale Shares in the manner set forth in Clause 2 above shall be subject to the fulfilment (or, where permissible, waiver in writing by NDC, as the case may be) of the following conditions precedent:

(a)	nothing shall have occurred which would render (or have the effect of rendering) any of the warranties and representations contained in Clause 5.1, untrue in any material respect;

(b)	provision by each party of certified extracts of all and any resolutions authorising each of them respectively to enter into this Agreement and sign and do all necessary acts incidental thereto; and

(c)	termination of the existing shareholders agreement dated 9th April 2004 between MFP, CGP India Investments Limited and the Company.

Each Party shall use all reasonable endeavours to procure, (so far as it lies within its respective powers) that each of the conditions precedent set forth in this Clause 3.1 are satisfied.

4.	COMPLETION OF THE SALE AND PURCHASE

Completion shall take place at the offices of the Company on the Completion Date. At Completion:

(i)	NDC shall provide MFP its Depository Participant’s ID and client ID;

(ii)	MFP shall provide its Depository Participant’s delivery instruction slip instructing its Depository Participant to debit the Sale Shares from its account and credit NDC’s account, and a copy of such delivery instruction slip acknowledged by the MFP’s Depository Participant shall be provided to NDC;

(iii)	The Depository Participant of NDC shall confirm that the Sale Shares have been received in NDC’s account;

(iv)	NDC shall deliver to MFP the Purchase Price by a banker’s draft against receipt of confirmation from NDC’s Depository Participant that the Sale Shares have been received in NDC’s account;

(v)	MFP shall deliver or cause to be delivered to NDC, copies, certified as true by a director of the Company, of resolutions of the Company’s board, approving:

(a)	the transfer of the Sale Shares to NDC;

(b)	The change in the registered office from the existing address to Meher Chambers, 4th & 5th Floors, R K Marg, Ballard Estate Mumbai 400 038, in compliance with the provisions of the Act;

(c)	the registration or acknowledgement of NDC as the transferee of the Sale Shares;

(d)	the appointment of NDC’s nominated directors as additional directors, which shall be advised to MFP at least 3 days before Completion, such appointment to take effect immediately; and

(e)	the acceptance of the resignation of Sumanlal Shah, Rajesh Begur and Shivendra Gupta, being the existing directors nominated by MFP, such resignation to take effect at midnight on the date of Completion.

(vi)	NDC will procure the Company to redeem, in consideration for an amount of Rs 19,585,355, the 10 non cumulative redeemable non convertible preference shares of the nominal value of Rs. 1 million each issued to Kotak Mahindra Capital Company Limited on the terms and conditions contained in the KMCC Preference Share Subscription Agreement dated 20 July 2000 and that the redemption proceeds are paid to Kotak Mahindra Capital Company Limited on Completion

Each of the above activities shall be given effect simultaneously, and Completion shall be deemed to have occurred when all the aforesaid activities have been completed.

5.	REPRESENTATIONS AND WARRANTIES

5.1	MFP hereby represents and warrants to NDC that:

(a)	it is a company duly incorporated and validly existing under the laws of India and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally or the application of general principles of equity;

(c)	neither the execution or performance of this Agreement nor the compliance with its terms, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which MFP is a party to or by which it is bound, or violate any of the terms or provisions of its organisational documents, by laws or other governing documents or judgement, decree or order or any statute, rule, regulation applicable to it;

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against it, and no claim has been made against it which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement;

(e)	the Sale Shares are and will at Completion be fully paid up;

(f)	other than as contained in the shareholders agreement dated 9th April 2004 between MFP, CGP India Investments Limited and the Company, there is no option, pre-emption rights or other rights to acquire and no Encumbrance or charge of any nature on, over or affecting such Sale Shares, and there is no agreement or commitment to give or create any of the foregoing nor is there any agreement or other thing which requires or might require additional shares of the Company to be issued or allotted beyond its present issued shares nor have any claims been made by any person entitled or claiming to be entitled to any of the foregoing; and

(g)	MFP’s ownership of the Sale Shares consists of good, valid and indefeasible title, and MFP being the legal and beneficial owner of the Sale Shares, is and will at Completion be entitled to sell and transfer the Sale Shares and pass full legal and beneficial ownership thereof to NDC free from any Encumbrance or charge of any nature whatsoever in accordance with the terms of this Agreement.

5.2	MFP hereby indemnifies, defends and holds harmless NDC from and against any and all Losses, which may be incurred or suffered by NDC and which may arise out of or result from any breach of any warranty, obligations, covenants made by MFP in this Agreement, provided that NDC shall first issue to MFP a notice calling upon MFP to rectify the same within thirty (30) days from the date of such notice.

6.	MISCELLANEOUS

6.1	Change of registered office of the Company

NDC hereby covenants and agrees that it shall convene a meeting of the shareholders of the Company in accordance with the requirements of the Act for approving the transfer of the registered office of the Company from the current location and thereafter complete such filings and registrations as may be required in relation to such transfer of the registered office of the Company within 30 days from the Completion. NDC shall take all the necessary actions to ensure that the Company takes all necessary steps to implement the change to the registered office of the Company as aforesaid within a period of 30 days from the Completion.

6.2	Notices

(a)	All notices or other communications to be given under this Agreement, shall be in writing and shall either be personally delivered or sent by registered post, courier, telex or facsimile transmission and shall be addressed for the attention of the persons addressed below:

If to NDC:

Address:	15, Aurangzeb Road,
New Delhi-110011
Attention:	Analjit Singh

If to MFP:

Address:	240, Navsari Building,
1st Floor, DN Road,
Mumbai 400001
Fax:	+ 91 22 2284 0492
Attention:	Director

(b)	Any Party may, by notice, change the address to which such notices and communication are to be delivered or transmitted.

(c)	A notice shall be deemed to have been served as follows:

(i)	if personally delivered, at the time of delivery;

(ii)	if sent by registered post or courier, at the time of delivery thereof to the person receiving the same; or

(iii)	if sent by facsimile transmission, in the absence of any indication that the facsimile transmission was distorted or garbled, at the time of production of a transmission report by the machine from which the facsimile was sent, which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this Clause 6.2.

6.3	No Waiver

No waiver of any provision of this Agreement, nor consent to any departure from it by any Party, is effective unless it is in writing. A waiver or consent will be effective only for the purpose for which it was given. No default of delay on the part of any Party, in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6.4	Amendment

No amendment, variation, alteration or modification of this Agreement shall be effective, unless made in writing and signed by all the Parties to this Agreement.

6.5	Assignment

No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, without the prior written consent of the other Party.

6.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India.

6.7	Severability

If any provision of this Agreement or any part thereof is declared or held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not invalidate this entire Agreement. In that case, this Agreement shall be construed, so as to limit any term or provision, so as to make it enforceable or valid within the requirements of applicable law, and, in the event that such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, illegal or unenforceable provision.

6.8	No Third Party Beneficiary

Nothing expressed or mentioned in this Agreement is intended or will be construed to give any person other than the Parties and their permitted assigns and successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained in it.

6.9	Counterparts

This Agreement is executed in counterparts, by each of the Parties, and each of the counterparts shall, constitute an original, but all of them shall constitute only one document.

IN WITNESS WHEREOF, the Parties have entered into this Agreement, the day and year first above written.

ND CALLUS INFO SERVICES PRIVATE LIMITED

By:
Name:
Title:

MULTIFACED FINSTOCK PRIVATE LIMITED

By:
Name:
Title:

Schedule

Purchase Price

(in accordance with Clause 2(a))

Rs 7,924,411,516 (Rupees Seven billion nine hundred and twenty four million four hundred and eleven thousand five hundred and sixteen)